Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-272105 on Form S-4 of Office Properties Income Trust of our reports dated March 1, 2023, relating to the financial statements of Diversified Healthcare Trust and the effectiveness of Diversified Healthcare Trust’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Diversified Healthcare Trust for the year ended December 31, 2022. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 17, 2023